Exhibit 99.1

MEDIA RELEASE	FOR IMMEDIATE RELEASE – October 30, 2019

Contact:

Robin Gantt

Chief Financial Officer

Northwest Pipe Company
360-397-6325 • rgantt@nwpipe.com

Northwest Pipe Company Reports Strong Operating Profitability and

Announces Third Quarter Conference Call

Quarterly Highlights

•	The Company achieved its highest quarterly operating results since 2014, with significant increases from the third quarter of 2018:
o	Net sales of $75.2 million, an increase of 43.4%
o	Gross profit of $15.5 million, an increase of 197.4%
o	Gross profit margin of 20.6%, compared to 9.9%
o	Operating income of $10.6 million, an increase of 323.5%
•

Net income per diluted share of $1.10 compared to $2.86 per diluted share in the third quarter of 2018 and adjusted net income per diluted share of $0.93 compared to $0.21 per diluted share in the third quarter of 2018. See the Company’s Reconciliation of Non-GAAP Financial Measures below

•	Backlog including confirmed orders of $270 million remained at near-record levels
•	In October 2019, coating operations resumed at the Company’s Saginaw, Texas facility that was damaged in an accidental fire in April 2019

VANCOUVER, Washington: Northwest Pipe Company (Nasdaq: NWPX), an industry leader of engineered pipeline systems for water infrastructure, announced today its financial results for the quarter ended September 30, 2019. The Company will broadcast its third quarter 2019 earnings conference call on Thursday, October 31, 2019 at 7:00 am PDT.

Third Quarter 2019 Results

Net sales increased 43.4% to $75.2 million in the third quarter of 2019 from $52.5 million in the third quarter of 2018 due to a 73% increase in tons produced, partially offset by a 17% decrease in selling price per ton. The increase in tons produced was due to increased demand. The decrease in selling price per ton was due to a change in product mix.

Gross profit increased 197.4% to $15.5 million (20.6% of net sales) in the third quarter of 2019 from $5.2 million (9.9% of net sales) in the third quarter of 2018. The increase in gross profit was primarily due to increased production volume. During the third quarter of 2019, the Company received $0.3 million of business interruption insurance proceeds net of incremental production costs resulting from the fire at the Company’s Saginaw facility. As of September 30, 2019, unrecovered incremental production costs of $2.9 million remain outstanding. Any insurance recoveries associated with these costs will be recorded as they are received in future quarters as the Company works with its insurer to settle the claim.

Net income was $10.7 million, or $1.10 per diluted share, in the third quarter of 2019 which included $2.3 million of other income ($1.7 million net of taxes) related to a legal settlement involving certain pipe produced at the Company’s former Houston, Texas and Bossier City, Louisiana facilities. Net income in the third quarter of 2018 was $27.8 million, or $2.86 per diluted share, which included a $21.9 million bargain purchase gain from the acquisition of Ameron Water Transmission Group, LLC, a $2.8 million gain on sale of our Houston, Texas property, $1.9 million in acquisition-related costs, and $0.1 million in restructuring costs. The third quarter 2018 non-recurring items totaled $25.7 million, net of taxes. Excluding the one-time, non-recurring items identified in the Company’s Reconciliation of Non-GAAP Financial Measures below, adjusted net income per diluted share was $0.93 in the third quarter of 2019 compared to $0.21 per diluted share in the third quarter of 2018.

Backlog represents the balance of remaining performance obligations under signed contracts (“Backlog”). Backlog was $211 million as of September 30, 2019 compared to $180 million as of June 30, 2019 and $100 million as of September 30, 2018. The Company also has projects for which it has been notified that it is the successful bidder, but a binding agreement has not been executed (“Confirmed Orders”). Backlog including Confirmed Orders was $270 million as of September 30, 2019 compared to $276 million as of June 30, 2019 and $201 million as of September 30, 2018.

Outlook – “The third quarter ended with a backlog that remains in near record territory. There was strong quarter over quarter improvement in revenue and significant improvement in gross profit and gross profit margin. We expect additional fire related expenses to hit the fourth quarter with associated insurance recovery stretching out over the next couple quarters. The rebuild of the Saginaw coating facility has been completed and customer orders are being processed,” said Scott Montross, President and CEO of the Company. “We expect fourth quarter revenues to be slightly lower with relatively stable gross profit margin levels.”

Conference Call – The Company will hold its third quarter 2019 earnings conference call on Thursday, October 31, 2019 at 7:00 am PDT. To listen to the live call, visit the Northwest Pipe Company website, www.nwpipe.com, under Investor Relations. For those unable to listen to the live call, the replay will be available approximately one hour after the event and will remain available until Saturday, November 30, 2019 by dialing 1-866-369-3653 passcode 6301.

About Northwest Pipe Company – Founded in 1966, Northwest Pipe Company is the largest manufacturer of engineered steel water pipeline systems in North America. The Company produces high-quality engineered steel water pipe, bar-wrapped concrete cylinder pipe, Permalok® steel casing, T-Lock® and Arrow-Lock® PVC liners, as well as custom linings, coatings, joints, and one of the largest offering of fittings and specialized components in North America. Northwest Pipe Company provides solution-based products for a wide range of markets including water transmission, water and wastewater plant piping, trenchless technology, and piping rehabilitation. Strategically positioned to meet growing water and wastewater infrastructure needs, the Company is headquartered in Vancouver, Washington, and has manufacturing facilities across North America. Please visit www.nwpipe.com for more information.

Forward-Looking Statements – Statements in this press release by Scott Montross are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on current expectations, estimates, and projections about the Company’s business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by the Company include changes in demand and market prices for its products, product mix, bidding activity, the timing of customer orders and deliveries, production schedules, the price and availability of raw materials, price and volume of imported product, excess or shortage of production capacity, international trade policy and regulations, changes in tariffs and duties imposed on imports and exports and related impacts on the Company, the Company’s ability to identify and complete internal initiatives and/or acquisitions in order to grow its business, the Company’s ability to effectively integrate acquisitions into its business and operations and achieve significant administrative and operational cost synergies, the impacts of the Tax Cuts and Jobs Act of 2017, the adequacy of the Company’s insurance coverage, operating problems at the Company’s manufacturing operations including fires, explosions, inclement weather, and natural disasters, and other risks discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and from time to time in its other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If the Company does update or correct one or more forward-looking statements, investors and others should not conclude that it will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

Non-GAAP Financial Measures – The Company is presenting Backlog including Confirmed Orders, Adjusted net income (loss), and Adjusted diluted net income (loss) per share. These non-GAAP financial measures are provided to better enable investors and others to assess the Company’s results and compare them with its competitors. This should be considered a supplement to, and not a substitute for, or superior to, financial measures calculated in accordance with GAAP.

For more information, visit www.nwpipe.com.

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NORTHWEST PIPE COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Net sales	$75,226	$52,455	$207,072	$114,605
Cost of sales	59,751	47,252	176,808	109,292
Gross profit	15,475	5,203	30,264	5,313
Selling, general, and administrative expense	4,900	5,332	13,852	12,523
Gain on sale of facilities	-	(2,760)	-	(2,760)
Restructuring expense	-	134	-	1,222
Operating income (loss)	10,575	2,497	16,412	(5,672)
Bargain purchase gain	-	21,880	-	21,880
Other income	2,792	59	2,976	249
Interest income	23	38	30	256
Interest expense	(114)	(129)	(365)	(385)
Income before income taxes	13,276	24,345	19,053	16,328
Income tax expense (benefit)	2,529	(3,456)	3,167	(3,836)
Net income	$10,747	$27,801	$15,886	$20,164

Net income per share:
Basic	$1.10	$2.86	$1.63	$2.07
Diluted	$1.10	$2.86	$1.63	$2.07

Shares used in per share calculations:
Basic	9,745	9,735	9,739	9,723
Diluted	9,785	9,735	9,762	9,732

NORTHWEST PIPE COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$11,744	$6,677
Trade and other receivables, net	36,632	34,394
Contract assets	90,800	74,271
Inventories	27,287	39,376
Prepaid expenses and other	3,178	4,795
Total current assets	169,641	159,513
Property and equipment, net	99,440	103,447
Other assets	16,232	8,390
Total assets	$285,313	$271,350

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,626	$19,784
Accrued liabilities	12,174	7,963
Contract liabilities	10,862	3,745
Total current liabilities	30,662	31,492
Borrowings on line of credit	-	11,464
Other long-term liabilities	18,898	9,804
Total liabilities	49,560	52,760

Stockholders' equity	235,753	218,590
Total liabilities and stockholders’ equity	$285,313	$271,350

NORTHWEST PIPE COMPANY AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

Net income, as reported	$10,747	$27,801	$15,886	$20,164
Adjustments for non-recurring items:
Bargain purchase gain	-	(21,880)	-	(21,880)
Gain on sale of facilities	-	(2,760)	-	(2,760)
Acquisition-related costs	-	1,886	-	2,017
Restructuring expense	-	134	-	1,222
Legal settlement other income	(2,284)	-	(2,284)	-
Estimated tax impact of non-recurring items	597	(3,097)	597	(3,095)
Adjusted net income (loss)	$9,060	$2,084	$14,199	$(4,332)

Diluted net income per share, as reported	$1.10	$2.86	$1.63	$2.07

Adjusted diluted net income (loss) per share	$0.93	$0.21	$1.45	$(0.45)